Exhibit 99.1

Contacts:	Daniel J. Kohl, President/CEO
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580

Brian Ritchie, Noonan Russo
(212) 845-4269

PSA HealthCare

Announces Agreement to Divest

Respiratory Therapy Equipment and Services Business

Norcross, GA. — (BUSINESS WIRE) — August 28, 2006 . . . Pediatric Services of America, Inc., d/b/a PSA HealthCare (Nasdaq:PSAI) today announced that it has entered into a definitive agreement to divest substantially all of the assets of its Respiratory Therapy Equipment and Services reportable segment to Lincare, Inc. Additionally, certain liabilities related to this business were assumed by Lincare. The purchase price is approximately $35.2 million in cash of which $31.2 million is due upon closing. The closing of the transaction is subject to customary closing conditions including finalization of due diligence.

“With this agreement, we intend to focus solely on growing our core competency, pediatric nursing,” said Daniel J. Kohl, President and CEO of PSA. “Considering the current reimbursement climate related to our respiratory therapy equipment and services segment, we believe that the valuation given to this business by Lincare is superior to the valuation we could achieve independently. We remain devoted to delivering the highest quality patient care for our PDN and PPEC patients, and will continue to concentrate on expanding our Pediatric PDN and PPEC segments via start-ups and acquisitions.”

PSA intends to discuss further details related to this transaction on an investor conference call scheduled for Monday August 28, 2006 at 11:00 a.m. ET. Dial – in instructions follow:

Event:	Pediatric Services of America, Inc. Investor Call

Date and Time:	Monday August 28, 2006

Instructions:	The dial – in number for all participants is
800-374-1702.
To join the Q&A session, press * followed by 1.

If you are unable to attend the live broadcast, replays of the conference call will be available for 14 days ( until September 11, 2006 ) by dialing 800-642-1687. To connect with the replay of the call , please refer to Pediatric Services of America, Inc. call Passcode: 5380990#.

PSA currently provides comprehensive pediatric home health care services through a network of over 100 branch offices in 20 states, including satellite offices and branch office start-ups. Through these offices, PSA provides a combination of services, including pediatric private duty nursing (PDN), pediatric day treatment centers (PPECs) and respiratory therapy and equipment services (RTES). Additional information on PSA may be found on the Company’s website at http://www.psahealthcare.com.

NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, certain of which are beyond our control, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company’s strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event.

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